UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 6, 2012

Curis, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-30347	04-3505116
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4 Maguire Road, Lexington, MA		02421
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (617) 503-6500

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.

On February 8, 2012, Curis, Inc. (the “Company”) announced its financial results for the full year and three-month period ended December 31, 2011. The full text of the press release issued in connection with the announcement is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The press release is being furnished pursuant to Item 2.02 of this Current Report on Form 8-K and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)

Dr. Changgeng Qian, Senior Vice President, Discovery and Preclinical Development of the Company, will step down from his position and cease to be employed by the Company on or about February 15, 2012.

(e)

On February 6, 2012, the compensation committee of the board of directors of the Company approved a 2012 short-term cash incentive arrangement for executive officers, referred to herein as the cash incentive program. The cash incentive program is designed to motivate the Company’s executive officers to achieve specified performance objectives for fiscal 2012 and to reward them for their achievement assuming those objectives are met.

Eligibility. To be eligible, an executive officer must be designated by the compensation committee or independent board members as eligible to receive payments under the cash incentive program, must be serving as an executive officer at the time the award is paid and must have achieved a performance evaluation at a “meets expectations” or higher level within the Company’s evaluation framework. The compensation committee has determined that the following executive officers are currently eligible to participate in the cash incentive program: Daniel R. Passeri, Chief Executive Officer and President, Maurizio Voi, M.D., Chief Medical and Chief Development Officer, Michael P. Gray, Chief Operating and Chief Financial Officer, and Mark Noel, Vice President Technology Management and Intellectual Property.

Administration. The cash incentive program is administered by the compensation committee. The compensation committee has the authority and discretion to modify performance goals under the cash incentive program and has the right to amend, modify or terminate the cash incentive program at any time.

Awards. The compensation committee has established the following target short-term incentive payment amounts, referred to herein as target amounts, for each executive officer:

Designated Executive Officer	2012 Annual Base Salary	Target Incentive Compensation Payment as a Percentage of 2012 Annual Base Salary, Assuming Performance at the 100% Level
		(%)	($)

Daniel R. Passeri	$450,000	45%	$202,500

Maurizio Voi	$400,000	35%	$140,000

Michael P. Gray	$350,000	35%	$122,500

Mark Noel	$225,000	25%	$56,250

Total	$1,425,000	100%	$521,250

The compensation committee has established four weighted categories of corporate goals for 2012. The four categories of corporate goals for 2012 generally relate to the following:

•

the establishment of the maximum tolerated dose of CUDC-101, the Company’s lead candidate from its targeted cancer programs, in combination with cisplatin, a chemotherapeutic drug, and radiation in the Company’s ongoing Phase I clinical trial in locally advanced head and neck cancer patients, and achievement of clinical trial enrollment;

•	progress in preclinical efforts on an oral formulation of CUDC-101, including filing an investigational new drug application (“IND”) and commencing treatment of patients;

•	progress in preclinical efforts on CUDC-907, a development candidate from the Company’s targeted cancer programs, including filing an IND and commencing treatment of patients; and

•	financial performance objectives, including cash management and capital objectives.

Each of the foregoing four categories has been further delineated into three levels of potential achievement: “Threshold;” “Target;” and “Maximum.” Cash incentive payments may be paid based upon the degree to which each category of corporate goals has been achieved on this continuum, if at all. For each of the four categories, achievement of performance at the “Threshold” level results in a weighted payment of no less than 50% of the target amount set forth above, achievement of performance at the “Target” level results in a weighted payment equal to 100% of the target amount set forth above, and achievement of performance at the “Maximum” level results in a weighted payment of no more than 150% of the target amount set forth above.

Distribution. The awards generally will be paid in cash. The compensation committee has sole discretion, however, to pay an award using a combination of cash and equity or all equity, any such equity being issued pursuant to the Company’s 2010 Stock Incentive Plan. If the compensation committee determines that such payment will be made in whole or in part in the form of equity, the compensation committee shall have the sole discretion to determine the nature, amount and other terms of such equity award. Payment of the awards, if any, will be made after the completion of fiscal year 2012 and no later than March 15, 2013.

Effect of Change in Control. In the event of the consummation of a change in control of the Company on or before December 31, 2012, short-term incentive amounts shall be paid out at 100% of target upon such change in control.

Item 9.01. Financial Statements and Exhibits.

(d) The Exhibit to this Current Report on Form 8-K is listed in the Exhibit Index attached hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 8, 2012	By:	/s/ Michael P. Gray
Michael P. Gray
Chief Operating Officer and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated February 8, 2012